August 11, 2008


SBL Fund
One Security Benefit Place
Topeka, KS 66636-0001



Dear Sir or Madam:

In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of common stock of SBL Fund (the "Company"), I have examined such matters as I have deemed necessary to give this opinion.

On the basis of the foregoing, it is my opinion that the shares have been duly authorized and, when paid for as contemplated by the Company's Registration Statement, will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

CHRISTOPHER SWICKARD

Christopher Swickard
Assistant Secretary
SBL Fund